SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
March 30, 2005

Evolving Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-24081 (Commission File Number)	84-1010843 (I.R.S. Employer Identification No.)

9777 Mt. Pyramid Court, Suite 100

Englewood, Colorado 80112

 (Address of principal executive offices)

Registrant’s telephone number, including area code (303) 802-1000

N/A

Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 30, 2005, Evolving Systems Limited (“Limited”), a wholly-owned subsidiary of Evolving Systems Holdings Limited, a wholly-owned subsidiary of Evolving Systems, Inc. (the “Company”) and Balfour Beatty PLC entered into a Lease dated March 30, 2005 (the “Lease”) pursuant to which Limited will lease 7,765 square feet of space in the building known as Block 1 Angel Square, Torrens Street, London.  The Lease is for an extension of the occupancy by Limited of its headquarters space.

The Lease has a ten-year term commencing on March 30, 2005 and expiring on March 24, 2015.  Limited has a right to terminate the Lease after the fifth year of the lease term upon payment of a termination fee and in accordance with certain other terms of the Lease.

The annual base rent under the Lease will be £160,300, subject to increase based on market rents commencing March 30, 2010.  Limited will not be obligated to pay base rent for the first 12 months of the term of the Lease.  In addition to base rent, Limited will also be required to pay on a monthly basis certain operating expenses during the term of the Lease.

The foregoing summary of the Lease does not purport to be complete and is subject to and qualified in its entirety by reference to the text of such agreement.   The full text of the Lease Agreement will be filed with the Company’s next periodic report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 2, 2005

Evolving Systems, Inc.

By:	/s/ ANITA T. MOSELEY
Anita T. Moseley
Sr. Vice President & General Counsel